EX h.7

Columbia Wanger Asset Management, LLC
227 West Monroe
Suite 3000
Chicago, IL 60606-5016
T: 312.634.9200

columbiathreadneedle.com

April 30, 2017

Columbia Acorn Trust

227 W. Monroe Street

Suite 3300

Chicago, Illinois 60606

Ladies and Gentlemen:

With respect to Columbia Acorn International, a series of Columbia Acorn Trust (the “Fund”), Columbia Management Investment Services Corp., the Funds’ transfer agent (“CMIS”), hereby contractually undertakes as of the date hereof to waive the portion of the Fund’s total annual operating expenses attributable to transfer agency fees incurred by Class B shares of the Fund through the conversion of Class B Shares to Class A Shares, unless otherwise agreed to in writing by CMIS and the Fund.

This undertaking shall be binding upon any successors and assigns of CMIS.

Very truly yours,

COLUMBIA MANAGEMENT INVESTMENT SERVICES, CORP.

By:	/s/ G. Kephart-Strong
Name:
Title:

Agreed and accepted by

COLUMBIA ACORN TRUST, on behalf of its series Columbia Acorn International

By:	/s/ P. Zachary Egan
P. Zachary Egan
President